 EXHIBIT 23.1

Stan J.H. Lee, CPA 2160 North Central Rd. Suite 203 *Fort Lee * NJ 07024 P.O. Box 436402 * San Diego * CA 92143-6402 619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of December 19, 2011 , on the audited financial statements of MedBook World, Inc. of September 30, 2011 , in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

 ______________________

Stan J.H. Lee, CPA

December 19, 2011

Fort Lee, NJ